Exhibit (a)(13)

FIRST AMERICAN FUNDS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES B, C AND D, CLASS THREE COMMON SHARES

PURSUANT TO MINNESOTA STATUTES,

SECTION 302A.401, SUBD. 3

The undersigned, being the duly elected Secretary of First American Funds, Inc., a Minnesota corporation (the “Fund”), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on September 23, 2015:

APPROVAL OF DESIGNATION OF

SERIES B, C and D, CLASS THREE COMMON SHARES

WHEREAS, management of FAF has recommended the creation of Class X Shares of Government Obligations Fund, Prime Obligations Fund, and Treasury Obligations Fund (each, a “Fund” and, collectively, the “Funds”); and

WHEREAS, the Board of Directors desires to take the actions necessary in order to establish such Class X Shares of each such Fund.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority contained in Article 5 of the Articles of Incorporation of FAF, 20,000,000,000 of the authorized, unissued and undesignated shares of Series C Common Shares of FAF be, and hereby are, designated as Series C, Class Three Common Shares, to be known as Government Obligations Fund, Class X Shares.

RESOLVED, FURTHER, that pursuant to the authority contained in Article 5 of the Articles of Incorporation of FAF, 20,000,000,000 of the authorized, unissued and undesignated shares of Series B Common Shares of FAF be, and hereby are, designated as Series B, Class Three Common Shares, to be known as Prime Obligations Fund, Class X Shares.

RESOLVED, FURTHER, that pursuant to the authority contained in Article 5 of the Articles of Incorporation of FAF, 20,000,000,000 of the authorized, unissued and undesignated shares of Series D Common Shares of FAF be, and hereby are, designated as Series D, Class Three Common Shares, to be known as Treasury Obligations Fund, Class X Shares.

RESOLVED, FURTHER, that each share of each such class shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are set forth in FAF’s Articles of Incorporation with respect to its shares of capital stock.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation this 5th day of February, 2016.

/s/ Richard J. Ertel
Richard J. Ertel, Secretary

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